EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT
THIS AGREEMENT, is entered into as of November 16, 2017, as amended and restated October 24, 2018 and November 1,2019, by and between EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP (the “Adviser”) and EQUINOX FUNDS TRUST (the “Trust”), on behalf of the Equinox IPM Systematic Macro Fund (the “Fund”).
WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that a Fund’s total annual operating expenses, excluding taxes, interest, extraordinary items, and brokerage commissions, do not exceed the levels described on Schedule A.
WHEREAS, effective November 1, 2019, the Adviser desires to amend and restate this agreement and corresponding Schedule A which sets forth the certain series of the Trust that are parties to this Agreement;
NOW, THEREFORE, the parties agree as follows:
Fee Reduction/Reimbursement. The Adviser agrees that from the effective date as set forth on Schedule A until the termination date as set forth on Schedule A with respect to the Fund, it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, excluding taxes, interest, extraordinary items, “Acquired Fund Fees and Expenses” (as defined in Form N-1A), do not exceed the contractual limits on Fund Operating Expenses set forth on Schedule A.
Fee Recovery. The Adviser shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts for a period of up to three (3) years from the date on which the Adviser reduced its compensation and/or assumed expenses for the Fund.
Term. This Agreement shall terminate with respect to the Fund on the dates listed on Schedule A or at an earlier date upon the discretion of the Board of Trustees of the Trust upon 60 days’ written notice to the Adviser, unless extended, terminated, modified or revised by the mutual agreement of the parties by amending Schedule A to this Agreement or otherwise as provided for in writing.
Executed as of the date first set forth above.
EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:    /s/ Robert J. Enck
Name:    Robert J. Enck
Title:    President & CEO

EQUINOX FUNDS TRUST, on behalf of the Fund

By:    /s/ Robert J. Enck
Name:    Robert J. Enck
Title:    President

Amended and Restated Schedule A
Dated November 1, 2019
To The
Amended and Restated Expense Limitation/Reimbursement Agreement
Dated November 16, 2017, as Amended and Restated November 1, 2019
Between
Equinox Funds Trust And Equinox Institutional Asset Management, LP

Funds	Class	Contractual Limit on Total Operating Expenses	Termination Date

Equinox IPM Systematic Macro Fund	I	1.83%	October 31, 2020

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:    /s/ Robert J. Enck
Name:    Robert J. Enck
Title:    President

EQUINOX FUNDS TRUST, on behalf of the Fund

By:    /s/ Robert J. Enck
Name:    Robert J. Enck
Title:    President